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                                                                   EXHIBIT 10.13

DONAL QUINN SUPPLEMENTAL PENSION ARRANGEMENT

Dade Behring has agreed to provide Donal Quinn with a supplemental pension. In addition we have agreed to a special guarantee with regard to his pension accrual in accordance with the terms of his remuneration package. With regard to the supplemental pension:

     If your employment with Dade Behring continues in good standing until January of 2009, the company will provide you with a supplemental pension arrangement in the amount of DEM 500,000 to be credited to your German pension plan in 10 equal annual installments of DEM 50,000 beginning in January of 2000. Each annual installment will be fully vested once credited to your German supplemental pension plan.

In addition, we have agreed that in the event that he terminates employment prior to completing ten years of service with Dade Behring and forfeits his company provided benefit under the Pensionkasse arrangement, the company will provide him with a retirement benefit equivalent to the company-paid amount he would have received had he been fully vested in the benefit accrued to the date of his termination of employment. This benefit would be payable at the time Donal Quinn would otherwise be eligible to receive a retirement benefit (normal retirement age- 60) and would be payable in the form of an annuity, the same form as a benefit payable from the Pensionkasse. It would not include any amounts based on Donal Quinn's own contributions that would be returned to him upon his termination of employment. I assume the Pensionkasse could calculate the benefit for us based on the company's contribution obligation for whatever period of time Mr. Quinn is actually employed.

This payment is contingent on Mr. Quinn terminating prior to achieving ten years of service with Dade Behring (July, 2008). If he remains in employment with the company or its successor and becomes eligible for a benefit under the Pensionkasse, this portion of the agreement will become obsolete.